SECURITIES AND EXCHANGE COMMISSION



Washington, DC  20549



FORM 8-K



Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934





Date of Report (Date of earliest event reported): January 6, 1998





  ROYAL CASINO GROUP INC.



(Exact name of registrant as specified in its charter)





            UTAH    	     	  0-10315            95-4091368

      (State or other         (Commission       (I.R.S. Employer

    jurisdiction of in-       File Number)      Identification #)

       corporation)





152 Sherman St.,  Deadwood,  SD      57732

           (Address of principal executive offices) (Zip Code)



Registrants telephone number, including area code: (605)578-1299



Total number of sequentially numbered pages :   3



Exhibit index page number:  none









































ITEM 5.	OTHER EVENTS



	(i)

		In order to curtail losses and preserve shareholder capital, the Registrants wholly-owned subsidiary, Atlantic-Pacific Corp., has discontinued operations at Goldiggers Hotel & Gaming
Establishment located in Deadwood, South Dakota as of  January
6, 1998.



		The Company believes the downward trend in the Deadwood gaming market which coincided with the Companys arrival into the market, will continue and that revenues will continue to erode.



		When the Company contemplated the acquisition of Goldiggers the operation had annual revenues in excess of $2.3M yet operated at a loss.  The Company identified several areas where it believed savings could be attained thereby generating a
profit.  The Company acquired Goldiggers in June, 1996.  Cost containment measures implemented by the Company cut operating expenses $885,000 in the most recently completed fiscal year.
However, significant losses existed due to the widely reported severe climatic conditions that prevailed in the region
throughout last Winter and Spring resulting in an overall
downturn in Summer tourism.  For the year Goldiggers generated over $300,000 less in revenues.  Continuing downward, Goldiggers revenues for the first fiscal quarter decreased $194,000 year over year yet the Company was able to improve direct operating
department costs $302,000 during the same period.   Royal Casino
Group continued to provide cash injections to support the losses and sustain Goldiggers operations. The Company has determined that it has fully implemented its planned cost reductions and savings programs and unfortunately believes the revenues will not return to the 1995 or 1996 levels required for the property to be profitable. The Company is the fourth publicly traded gaming company to exit the Deadwood market.



		As Goldiggers has been a drain on the Companys cash resources, the closure of the property requires no further demand on the parent Companys funds and therefore should produce positive long term results for the Company as it pursues other gaming opportunities. The Company continues to work on its planned riverboat casino entertainment development in Southeast
Missouri. In addition, the Company continues to devote its energies towards two additional gaming opportunities which are in various stages of due diligence.



		Royal Casino continues to own and operate the Deadwood Stage, a 13-vehicle transportation system.





















SIGNATURES





Pursuant to the requirements of the securities and exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.






      Royal Casino Group  Inc.
















           By:_ /s/  Jon F. Elliott_____


          Jon F. Elliott, President/CEO





Date:  January 9, 1998